EXHIBIT 10.2

August 31, 2009

Mr. James J. McNulty

***FISMA & OMB Memorandum M-07-16***.

Dear Mr. McNulty:

As we have discussed, on December 11, 2008, NYSE Euronext (the “Company”) erroneously credited 12,370 shares (the “Shares”) of its common stock to an account in your name at the Company’s transfer agent. The Shares represented 12,370 Company restricted stock units that may be delivered to you under applicable plan terms only after you leave the Company’s board of directors. Because under the applicable plan terms the Company was not yet legally or contractually authorized to deliver, and you were not legally or contractually entitled to receive, the Shares until after your retirement from the board of directors of the Company, on May 28, 2009, the Company requested that you return the Shares together with funds in the amount of $1,998, representing interest accrued on the Shares’ value as of December 31, 2008 to the date of the return of the Shares.2 On June 1, 2009, you began the process of returning the Shares and paying the $1,998, which was completed on June 5.

While the law on these matters is not settled, based on discussions between our respective counsel, and notwithstanding that the delivery was a mistake in performance that was promptly rectified, we have mutually agreed that, unless you are advised by your tax advisor that it is not necessary to do so, based on changes in applicable law or understanding of facts occurring after the date of this Agreement, the receipt of the Shares should be reported on your federal and state tax returns (for purposes of this Agreement, the term “state taxes” shall include all local taxes) and that the required taxes should be paid. This means that the Company will send you a Form 1099 on or before September 8, 2009, reporting your 2008 cash compensation plus the amount of $338,938.00 which represents the fair market value of the Shares delivered to you on December 11, 2008. You will report receipt of this amount on your 2008 federal and state income tax returns, and pay all applicable incremental income, employment, self-employment or other taxes you incur including in respect of receipt of the Shares (collectively, the “Incremental Taxes”). Such Incremental Taxes include the “409A Taxes,” which consist of all taxes imposed by Section 409A of the Internal Revenue Code and the regulations issued thereunder and Treasury interpretations thereof (collectively, “Section 409A”) and any similar state and local statutes that may apply including, without limitation, the incremental federal and state regular income tax, additional income tax and premium interest tax (if any, as your tax advisor shall conclude in his sole discretion after consultation with NYX’s tax advisor), estimated tax penalties and employment taxes resulting from the inclusion of the value of the Shares in your gross income in 2008 and the 20% tax imposed by Section 409A, consistent with the value of the Shares as of December 11, 2008 as reflected on your 2008 Form 1099.

The Company agrees to indemnify you (or your spouse or estate in the event of your death) by paying you an amount equal to (i) all Incremental Taxes that you pay in respect of the Shares for the year ended December 31, 2008, together with (ii) any legal or accounting expenses incurred by you in connection with the matters herein discussed (including, without limitation, advice leading to the execution of this Agreement and any related agreements or understandings) and (iii) such additional amounts so that the net amount that you receive after the payment of federal and state taxes in respect of amounts referred to in clauses (i), (ii) and (iii) equals the amounts referred to in clauses (i) and (ii). The Company agrees to make any such payment to you no later than ten (10) days after you provide a written request for payment (which in the case of Incremental Taxes for 2008 shall not be made until after your 2008 tax returns have been filed) accompanied by related invoices and other reasonably appropriate documentation.

With respect to your federal and state income tax returns for the year ending December 31, 2009 (the “2009 Tax Returns”), you agree that, upon request of the Company which shall be made not later than March 31, 2010, and which you agree not to deny unreasonably, when you file those returns, you will claim a credit under Code Section 1341(a)(5) (and under any other similar state and/or local statute that may apply) for the 409A Taxes paid in respect of the Shares for the year ended December 31, 2008 (and include a disclosure with respect to the claim if your tax advisor considers it advisable to do so). Upon the expiration of the statute of limitations (including extensions) applicable to your 2009 federal tax return, and provided that neither the Internal Revenue Service (the “Service”) nor any other tax authority has raised any issue concerning your 2009 Tax Returns (or at such earlier date as of which your tax advisor or attorneys determines that there is no more than an insignificant risk that the Service or any other tax authority will disallow such credit), you agree to reimburse the Company for (i) the amount of tax benefit you actually receive in respect of such credit (to the extent not disallowed by the Service or other tax authority); (ii) the interest that you would have earned had you deposited the amount of such credit(s) (to the extent not disallowed) in your Northern Trust money market account (or any successor account) on the day you filed your 2009 Tax Returns or, if later, the date on which you otherwise receive the benefit of the credit; and (iii) such additional amounts so that, after taking into account any income tax benefit you receive from the deduction of the amounts referred to in clauses (i), (ii) and (iii) for federal and state income tax purposes, if you are advised by your attorneys or tax advisors that such amounts are deductible, the net amount you pay to the Company under clauses (i), (ii) and (iii) equals the amount referred to in clauses (i) and (ii). You (or your personal representative) and the Company shall mutually agree as to the steps to be taken, if any, in the event that you leave the Board of Directors or die within three years following the filing of your 2009 Tax Returns.

Notwithstanding the foregoing, if the Service modifies its current policy to permit a refund of the 409A Taxes that you paid (and for which the Company reimbursed you) in respect of the Shares for the year ended December 31, 2008, and if you have not previously filed your 2009 Tax Returns claiming a credit for the 409A Taxes as described in the preceding paragraph, then at the Company’s request, which you agree not to deny unreasonably, you will claim the refund for federal and state tax purposes for the year ended December 31, 2008 rather than the year ending December 31, 2009 and then reimburse the Company for (i) the amount of such refund (including any interest you actually receive from the IRS or other tax authority), to the extent received, at the time of receipt, together with (ii) such additional amounts so that, after taking into account any income tax benefit you receive from the deduction of the amounts referred to in clauses (i) and (ii) for federal and state income tax purposes (provided you are advised by your attorneys or tax advisors that such amounts are deductible), the net amount you pay to the Company equals the amount referred to in clause (i). If you have filed for a credit pursuant to the preceding paragraph before the date (if any) on which such a filing for refund is permitted by the Service, you and the Company, along with counsel, agree to discuss in good faith the steps to be taken, if any.

You agree to notify the Company in the event you are advised by your attorneys or tax advisor that it is inadvisable to claim a credit for the 409A Taxes paid in respect of the Shares for the year ended December 31, 2008, or that there is more than an insignificant risk that the Service or other tax authority will disallow such credit in whole or in part, so that we may discuss the matter with your attorneys or tax advisor. You agree to provide the Company with such documentation, subject to your attorneys’ approval, as we reasonably request in order to substantiate any reimbursements contemplated hereunder provided, however, that in lieu of having to produce a copy of any tax return you file for any period covered by this Agreement, you may provide the Company with a tax computation by your tax advisors or preparer, provided that the Company may, at its own expense, have any such computation reviewed by a mutually acceptable national accounting firm and then present the accounting firm’s findings to you for your consideration.

In the event that the Service or other tax authority challenges a position taken by you under the terms of this Agreement, you agree to notify the Company of any such challenge. If your counsel and the Company’s counsel mutually agree that a reasonable basis exists to dispute the Service’s challenge, your counsel will dispute the challenge on your behalf in consultation with the Company’s counsel who shall be entitled to attend any meetings with the Service or other tax authority.

[2]	The interest amount was calculated at the rate of 1.36% on the value of the Shares as of December 31, 2008, $338,938, accrued through June 5. 2009.

Notwithstanding the foregoing, in no event will you be required to dispute any determination of the Service or other tax authority beyond the point of an administrative appeal, and in no event will you be required, or the Company allowed, to file suit or any other proceeding that would be a matter of public record in order to challenge any such determination by the Service or other tax authority.

In addition to the indemnification provided to you under the third paragraph of this Agreement, and to the extent not otherwise provided herein, the Company agrees to indemnify and pay you (or your spouse or estate in the event of your death) for all of your taxes, penalties, interest, fees, expenses and costs of any kind associated in any way with the transactions and tax filings described in this Agreement, including without limitation: (i) any federal or state taxes (including regular income, additional, gross receipts, excise, premium interest, payroll, withholding, transfer or other taxes), along with any associated additions to taxes, penalties or interest; and (ii) legal, accounting and audit fees and other costs and expenses, including, but not limited to, any fees of an accountant, attorney or tax professional or advisor incurred by you or on your behalf, including, without limitation, legal and accounting fees you have incurred up to and including the date of this Agreement in connection with the analysis of the tax consequences of your receipt of the Shares, the return of the Shares to the Company and the negotiation of this Agreement, in preparing a tax return, responding to an audit by any tax authority, assessing the applicability of any premium interest tax as mentioned on page one hereof, contesting any tax assessment or participating in any administrative or judicial proceeding, to the extent that any such amount under (i) or (ii) is attributable in any way, in whole or in part, to the conversion of the Company restricted stock units into the Shares, to the delivery of the Shares by the Company, to your return of the Shares, to the characterization of the dividends paid in respect of the Company restricted stock units after their conversion into the Shares and until their return to you, to any payments made in respect of the Shares that did not comply with any applicable plan, to any other asserted violation of Section 409A, to any interpretation or application of this or any related agreement or to any actions or efforts of any kind by you or on your behalf to enforce this Agreement or remedy any breach hereof. The Company also shall pay you (or your spouse or estate in the event of your death) the actual amount of all incremental federal and state income tax liabilities, whenever incurred, attributable to the receipt of amounts paid or payable to you or on your behalf pursuant to this Agreement (which shall include payment for any tax on such amounts). The Company agrees to make any such payment to you no later than ten (10) days after you provide a written request for payment accompanied by related invoices and other reasonably appropriate documentation.

The intent of this Agreement is that the Company fully hold you and any person acting for you or on your behalf harmless from any tax, cost, or expense of any kind that may result from the delivery of the Shares. All terms and provisions of this Agreement shall be construed to effect that mutual intent and any ambiguity shall be construed in favor of payment or reimbursement to you. The Company shall pay any fees and expenses covered by this Agreement that are due to any person employed by you or acting on behalf of you, such as your attorneys or tax advisors, directly to those persons so that you need not pay such amounts and then be reimbursed by the Company.

This Agreement is binding upon the Company and its successors and assigns and upon you and your heirs, legal representatives, distributees, successors and assigns, and shall be construed in accordance with the internal laws of the State of New York. This Agreement shall inure to the benefit of any person retained or employed by you or on your behalf relating in any way to any of the matters addressed in this Agreement, so that any such person is fully paid by the Company for any services rendered on your behalf in connection with this Agreement or any matter arising out of the delivery of the Shares.

Any controversy between any parties to or beneficiaries of this Agreement that arises out of the construction, performance, or alleged breach of this Agreement shall be determined by arbitration in Chicago, Illinois under the Federal Arbitration Act before the American Arbitration Association or such other organization or parties agreed to by the persons in disagreement.

This Agreement is without prejudice to any rights you may have under the certificate of incorporation or bylaws of the Company or any predecessor, or the Delaware General Corporation Law or any other applicable statute or common law. The Company agrees to confer in advance with you with regard to any disclosures proposed to be made by the Company that relate in any way to this Agreement or to the delivery of the Shares.

All notices required or provided for under this Agreement or otherwise given with respect hereto shall be in writing and shall be deemed duly given when delivered personally, or three days after being deposited with The United States Postal Service, or one day after being sent by nationally recognized overnight delivery service, properly addressed, to the Company at 11 Wall Street, New York, NY 10005, Attention: ***FISMA & OMB Memorandum M-07-16***..

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision is invalid or unenforceable, a suitable and equitable provision shall be substituted for it to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid and unenforceable provision, without affecting any other provision of this Agreement.

If the foregoing accurately reflects our agreement, please so indicate by signing the enclosed counterpart hereof in the space indicated and returning the same to us, whereupon this Agreement shall become binding on you and the Company. This Agreement may be executed in counterparts.

Very truly yours,

NYSE EURONEXT

By:	/s/ Janet Kissane
Name: Janet Kissane Title: SVP - Legal & Corporate Secretary

Agreed:	/s/ James J. McNulty
James J. McNulty